ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated October 7, 2009

Performance Securities Linked to Copper

UBS AG $•   Securities Linked to Copper due on or about October 23, 2014

Investment Description

These Performance Securities are senior unsecured notes issued by UBS AG (the “Issuer”) with returns linked to the performance of the price of Copper (the “Securities”). The Securities provide potentially enhanced returns based on the appreciation in the price of Copper. If the Copper Return (as defined below) is positive, at maturity you will receive your principal plus the product of a participation rate (which is expected to be between 150% and 175% and will be set on the Trade Date) (the “Participation Rate”) and the Copper Return, providing you with an opportunity to outperform the Copper Return. If the Copper Return is negative, at maturity you will receive your principal reduced by that negative Copper Return. The Securities do not bear interest. Investing in the Securities is subject to significant risks, including a potential loss of up to 100% of principal. Any payment on the Securities is subject to the creditworthiness of the Issuer.

Features
☐	Market Access Product: The Securities provide exposure to the price of Copper. At maturity, the Securities provide an opportunity for enhanced returns of the Participation Rate times the Copper Return. If the Copper Return is negative, the Securities provide 1-for-1 downside exposure to any decline in the Copper Return.
☐	Diversification Opportunity: The Securities provide an opportunity to diversify your portfolio through exposure to Copper.

Key Dates(1)

Trade Date(1)	October 16, 2009
Settlement Date(2)	October 23, 2009
Final Valuation Date(3)	October 16, 2014
Maturity Date(3)	October 23, 2014
(1)	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.
(2)	We expect to deliver the Securities against payment on or about the fifth business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each Security initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.
(3)	Subject to postponement in the event of a market disruption event.
Security Offering

These preliminary terms relate to the Securities linked to Copper. Since the Securities are not principal protected even if held to maturity, investors may lose their entire investment in the Securities if the Copper Return is negative. The Securities do not bear interest. Any payment on the Securities is subject to the creditworthiness of the Issuer. The Securities are offered at a minimum investment of one hundred Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Securities	Participation Rate*	CUSIP	ISIN
Performance Securities linked to Copper	150% to 175%	902661271	US9026612716
*	To be set on the Trade Date.

See “Indicative Terms” on page 3. The Securities we are offering will have the terms set forth in the accompanying prospectus supplement, the accompanying prospectus and this free writing prospectus. See “Key Risks” beginning on page 8 and the more detailed “Risk Factors” beginning on page PS-7 of the accompanying prospectus supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS
Per Security	$10.00	$0.35	$9.65
Total

UBS Financial Services Inc.	UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, for the various securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free at 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000076/v136622_69521-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refers to the Performance Securities Linked to Copper that are offered hereby. Also, references to the “prospectus supplement” mean the UBS prospectus supplement titled “Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities”, dated January 13, 2009, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦	You seek an investment with a return linked to the performance of Copper
♦	You believe that the price of Copper will appreciate over the term of the Securities
♦	You are willing to invest in securities that offer no principal protection and that are exposed to the full downside performance risk of the price of Copper, and are willing to risk losing up to 100% of your investment
♦	You do not seek current income from this investment
♦	You are willing to hold the Securities to maturity, a term of 5 years, and are aware that there may be little or no secondary market for the Securities
♦	You are willing to invest in the Securities based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the Trade Date)
♦	You are comfortable with the creditworthiness of UBS, as issuer of the Securities

The Securities may not be suitable for you if, among other considerations:

♦	You do not seek an investment with exposure to the performance of Copper
♦	You believe that the price of Copper will depreciate over the term of the Securities
♦	You are unwilling to make an investment that is exposed to the full downside performance risk of the price of Copper
♦	You seek an investment that is 100% principal protected
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You seek current income from your investments
♦	You seek an investment for which there will be an active secondary market, or are unable or unwilling to hold the Securities to maturity
♦	You are not willing or are unable to assume the credit risk associated with UBS, as issuer of the Securities

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 8 and more detailed “Risk Factors” beginning on page PS-7 of the prospectus supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Size	•
Issue Price	$10 per Security; minimum purchase 100 Securities ($1,000 minimum investment).
Term	5 years
Participation Rate	Expected to be between 150% and 175%. The actual Participation Rate will be set on the Trade Date.
Protection	None
Payment at Maturity	If the Copper Return is positive, you will receive a cash payment for each Security, equal to:
$10 + ($10 × Participation Rate × Copper Return)
If the Copper Return is zero or negative, you will lose 1% of the principal amount of your Securities for every 1% that the Copper Return is below zero. Accordingly, you will receive a payment for each Security equal to:
$10 + ($10 × Copper Return)
In this case, you could lose all or a substantial portion of your principal
Copper Return	A percentage equal to:
Copper Ending Level – Copper Starting Level Copper Starting Level
Copper	For purposes of the accompanying prospectus supplement, the “Reference Asset” for the Securities is “Copper”.
Copper Starting Level	The official settlement price per metric ton of Grade A Copper, stated in U.S. Dollars, as determined by the London Metal Exchange (the “LME”) and displayed on Bloomberg under the symbol “LOCADY” at approximately 2:00 p.m., New York time, on the Trade Date, as determined by UBS Securities LLC as calculation agent
Copper Ending Level	The official settlement price per metric ton of Grade A Copper, stated in U.S. Dollars, as determined by the LME and displayed on Bloomberg under the symbol “LOCADY” at approximately 2:00 p.m., New York time, on the Final Valuation Date, as determined by UBS Securities LLC as calculation agent

Coupon Payment	We will not pay you interest during the term of the Securities.
Final Valuation Date	October 16, 2014, unless the calculation agent determines that a market disruption event (as set forth in the prospectus supplement) occurs or is continuing on any such day. In that event, or if the Final Valuation Date is not a business day, the Final Valuation Date will be the first preceding or first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Securities be postponed by more than 30 consecutive days.
CUSIP	902661271
ISIN	US9026612716
Determining Payment at Maturity

You will receive your principal reduced by the Copper Return, calculated as follows:

$10 + ($10 × Copper Return)

You could lose all or a substantial portion of your principal depending on how much the Copper Ending Level declines relative to the Copper Starting Level

How will your payment at maturity be calculated?

Your payment at maturity will depend on the Copper Ending Level relative to the Copper Starting Level.

♦	If the Copper Ending Level is more than the Copper Starting Level (i.e. the Copper Return is positive), you will receive your principal amount plus an additional amount equal to the Copper Return multiplied by the Participation Rate.
♦	If the Copper Ending Level is less than or equal to the Copper Starting Level (i.e. the Copper Return is zero or negative), you will lose 1% of principal for every 1% decline in the Copper Ending Level relative to the Copper Starting Level.

Step 1: Calculate the Copper Return:

The Copper Return is the difference between the Copper Ending Level and the Copper Starting Level relative to the Copper Starting Level, and is expressed as a percentage and calculated as follows:

Copper Return =
Copper Ending Level – Copper Starting Level

Copper Starting Level

The “Copper Starting Level” is the official settlement price per metric ton of Grade A Copper, stated in U.S. Dollars, as determined by the London Metal E×change (the “LME”) and displayed on Bloomberg under the symbol “LOCADY” at appro×imately 2:00 p.m., New York time, on the Trade Date as determined by UBS Securities LLC as calculation agent.

The “Copper Ending Level” is the official settlement price per metric ton of Grade A Copper, stated in U.S. Dollars, as determined by the LME and displayed on Bloomberg under the symbol “LOCADY” at appro×imately 2:00 p.m., New York time, on the Final Valuation Date, as determined by UBS Securities LLC as calculation agent.

Step 2: Calculate the payment at maturity.

If the Copper Return is positive, your payment at maturity per Security will be calculated as follows:

$10 + ($10 × Participation Rate × Copper Return)

If the Copper Return is zero or negative, your payment at maturity per Security will be calculated as follows:

$10 + ($10 × Copper Return)

In this case you may lose some or all of your principal.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples for the payment at maturity of the Securities assume a Participation Rate of 162.50% and a range of hypothetical Copper Returns from +100.00% to –100.00%. The actual Participation Rate will be set on the Trade Date.

Hypothetical Performance at Maturity

Hypothetical Participation Rate: 162.50%, if the Copper Return is positive. The actual Participation Rate will be determined on the Trade Date.

Hypothetical Copper Ending Level	% Change from the Copper Starting Level	Payment at Maturity in % of Principal Amount	Total Amount Payable at Maturity per Security	Total Rate of Return on Securities
$ 0	-100%	0.00%	$0.000	-100.00%
$ 587.2	-90%	10.00%	$1.000	-90.00%
$ 1174.4	-80%	20.00%	$2.000	-80.00%
$ 1761.6	-70%	30.00%	$3.000	-70.00%
$ 2348.8	-60%	40.00%	$4.000	-60.00%
$ 2936.0	-50%	50.00%	$5.000	-50.00%
$ 3523.2	-40%	60.00%	$6.000	-40.00%
$ 4110.4	-30%	70.00%	$7.000	-30.00%
$ 4697.6	-20%	80.00%	$8.000	-20.00%
$ 5284.8	-10%	90.00%	$9.000	-10.00%
$ 5872.0	0%	100.00%	$10.000	0.00%
$ 6165.6	5%	108.13%	$10.813	8.13%
$ 6459.2	10%	116.25%	$11.625	16.25%
$ 6752.8	15%	124.38%	$12.438	24.38%
$ 7046.4	20%	132.50%	$13.250	32.50%
$ 7340.0	25%	140.63%	$14.063	40.63%
$ 7633.6	30%	148.75%	$14.875	48.75%
$ 7927.2	35%	156.88%	$15.688	56.88%
$ 8220.8	40%	165.00%	$16.500	65.00%
$ 8514.4	45%	173.13%	$17.313	73.13%
$ 8808.0	50%	181.25%	$18.125	81.25%
$ 9101.6	55%	189.38%	$18.938	89.38%
$ 9395.2	60%	197.50%	$19.750	97.50%
$ 9688.8	65%	205.63%	$20.563	105.63%
$ 9982.4	70%	213.75%	$21.375	113.75%
$10276.0	75%	221.88%	$22.188	121.88%
$10569.6	80%	230.00%	$23.000	130.00%
$10863.2	85%	238.13%	$23.813	138.13%
$11156.8	90%	246.25%	$24.625	146.25%
$11450.4	95%	254.38%	$25.438	154.38%
$11744.0	100%	262.50%	$26.250	162.50%

Hypothetical Examples(1):

The following payment examples for the Securities show scenarios for the payment at maturity of the Securities, illustrating positive and negative returns in the price of Copper, measured by comparing the Copper Ending Level with the Copper Starting Level. The following examples are, like the above, based on a hypothetical Participation Rate of 162.50% (the actual Participation Rate will be determined on the Trade Date). The hypothetical Copper Starting Level and Copper Ending Level values have been chosen arbitrarily for the purpose of illustration only, are not associated with UBS research forecasts for Copper prices and should not be taken as indicative of the future performance of the price of Copper. In some instances, values have been rounded for ease of analysis.

Example 1 — The level of Copper increases from a Copper Starting Level of $5872.0 to a Copper Ending Level of $6165.6. Because the Copper Ending Level is $6165.6 and the Copper Starting Level is $5872.0, the Copper Return is 5%, calculated as follows:

($6165.6 – $5872.0)/$5872.0 = 5%

Because the Copper Return is equal to 5%, which is positive, the payment at maturity is equal to $10.81 per $10.00 principal amount of Security, calculated as follows:

$10 + ($10 × 162.50% × 5%) = $10.81

Example 2 — The level of Copper has a Copper Starting Level of $5872.0 and a Copper Ending Level of $5872.0. Because the Copper Ending Level is the same as Copper Starting Level, the Copper Return is 0%, calculated as follows:

($5872.0 – $5872.0)/$5872.0 = 0%

Because the Copper Return is equal to 0%, the payment at maturity is equal to $10.00 per $10.00 principal amount of Security, calculated as follows:

$10 + ($10 × 162.50% × 0%) = $10.00

Example 3 — The level of Copper decreases from a Copper Starting Level of $5872.0 to a Copper Ending Level of $4697.6. Because the Copper Ending Level is $4697.6 and the Copper Starting Level is $5872.0, the Copper Return is -20%, calculated as follows:

($4697.6 – $5872.0)/$5872.0 = -20%

Because the Copper Return is equal to -20%, which is negative, your investment will be exposed to the decline in Copper and your payment at maturity is equal to $8.00 per $10.00 principal amount of Security (a loss of $2.00 in principal per $10.00 principal amount of Security), calculated as follows:

$10 + ($10 × -20%) = $8.00

(1)	For an initial investment of $1,000, your payment at maturity, per Security, should be multiplied by 100.

Description of the Copper Market

The following discussion of the operation of the Copper market is based on publicly available information and is provided for informational purposes only. You should make your own investigation into the Copper market in determining whether the Securities are a suitable investment for you.

Copper is traded on the London Metal Exchange (the “LME”).

The LME was established in 1877 and is the principal metal exchange in the world on which contracts for delivery of Copper are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to the over-the-counter physical commodity markets than futures markets. As a result, members of the LME trade with each other as principals and not as agents for customers, although such members may enter into offsetting “back-to-back” contracts with their customers. In addition, while futures exchanges permit trading to be conducted in contracts for monthly delivery in stated delivery months, historically LME contracts used to be established for delivery on any day (referred to as a “prompt date”) from one day to three months following the date of contract. Currently, LME contracts may be established for monthly delivery up to 63 months forward following the third month. Further, because it is a principals’ forward market, there are no price limits applicable to LME contracts, and prices could decline without limitation over a period of time. Trading is conducted on the basis of warrants that cover physical material held in listed warehouses.

The LME is not a cash-cleared market. Both inter-office and floor trading are cleared and guaranteed by a system run by the London Clearing House, whose role is to act as a central counterparty to trades executed between clearing members and thereby reduce risk and settlements costs. The LME is subject to regulation by the Securities and Investments Board.

The bulk of trading on the LME is transacted through inter-office dealing which allows the LME to operate as a 24-hour market. Trading on the floor takes place in two sessions daily, from 11:40 a.m. to 1:10 p.m. and from 2:55 to 4:15 p.m., London time. The two sessions are each broken down into two rings made up of five minutes’ trading in each contract. After the second ring of the first session the official prices for the day are announced. Contracts may be settled by offset or delivery and can be cleared in U.S. dollars, pounds sterling, Japanese yen and euros. Prices are quoted in U.S. dollars.

Copper has traded on the LME since its establishment. The Copper Contract was upgraded to High Grade Copper in November 1981 and again to today’s Grade-A Contract which began trading in June 1986. The LME share (by weight) of world terminal market trading is over 90% of all Copper.

Historical Levels of the Price of Copper

The following chart shows historical prices of one metric ton of Grade A Copper, as stated in U.S. dollars and as determined by the London Metal Exchange and reported by Bloomberg L.P. for each month in the period from the month ending September 30, 1999 through October 2, 2009. As of October 2, 2009, the price of Copper was $5,872.00. The historical performance of the price of Copper should not be taken as an indication of future performance, and no assurance can be given as to the price of Copper on any given day in the future.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	No Principal Protection — You may lose some or all of your principal — The Securities combine features of equity and debt. The Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or any interest during the term of the Securities. Instead, we will pay you in cash at maturity an amount based on the performance of the price of Copper. If the Copper Return is negative, you may lose up to 100% of the principal amount of your Securities at maturity.
♦	Market risk — The return on the Securities at maturity is linked to the price of Copper on the Final Valuation Date relative to the Copper Starting Level, and will depend on the Copper Return, which may be positive or negative. A negative Copper Return will result in a cash payment at maturity that is below your principal amount and a negative return on your Securities. Your cash payment may even be zero. Each percentage decline (or fraction thereof) in the Copper Ending Level relative to the Copper Starting Level will result in a corresponding reduction in your cash payment at maturity from the principal amount of your Securities. Therefore, for every 1% decline in the price of Copper during the term of the Securities, you will lose 1% of your principal at maturity.
♦	No interest payments — You will not receive interest payments on the Securities over the term of the Securities.
♦	The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
♦	Credit of the Issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.
♦	Owning the Securities is not the same as owning Copper or other Copper related contracts — As a holder of the Securities, you will not receive the return you would receive if you had actually purchased Copper or exchange-traded or over-the-counter instruments based on Copper. You will not have any rights that holders of such assets or instruments would have.
♦	The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the price of Copper on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:
♦	supply and demand for the Securities, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;
♦	market conditions affecting the price of Copper, including, but not limited to, industrial demand, lending, sales and purchases of Copper by the official sector, including central banks and other governmental agencies and multilateral institutions that hold Copper; levels of Copper production and production costs; actions by or involving Copper mining companies; and short-term changes in supply and demand because of trading activities in the Copper market;
♦	the time remaining to the Final Valuation Date;
♦	the creditworthiness of UBS; and
♦	volatility of the price of Copper.
♦	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally — The Securities are linked exclusively to the Copper price and not to a diverse basket of commodities or a broad-based commodity index. The Copper price may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than Securities linked to the prices of multiple commodities or a broad-based commodity index.

♦	Commodity prices are subject to emerging markets’ political and economic risks — Commodities may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions, and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Copper and, consequently, the return on your investment.
♦	Legal and regulatory risks — Legal and regulatory changes could adversely affect the price of Copper. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the price of Copper, but any such action could cause unexpected volatility and instability in the market for Copper with a substantial and adverse effect on the performance of the price of Copper and, consequently, on the value of the Securities.
♦	The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.
♦	The inclusion of commissions, compensation and projected profits from hedging in the initial price to public is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial price to public, since the initial price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.
♦	Historical performance of the price of Copper should not be taken as an indication of the future performance of the price of Copper during the term of the Securities — It is impossible to predict whether the price of Copper will rise or fall. The price of Copper will be influenced by complex and interrelated political, economic, financial and other factors.
♦	Trading and other transactions by UBS or its affiliates in the Copper and Copper derivatives markets may impair the value of the Securities — We or one or more of our affiliates may hedge our Copper exposure from the Securities by entering into transactions relating to the price of Copper. Such transactions may include options or exchange-traded futures transactions. Our trading and hedging activities may affect the price of Copper and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or our affiliates may also engage in trading in instruments linked to the price of Copper on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the price of Copper. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

♦	The Securities are not regulated by the Commodity Futures Trading Commission. — The net proceeds to be received by us from the sale of the Securities will not be used to purchase or sell any copper futures contracts or options on futures contracts for your benefit. An investment in the Securities thus does not constitute either an investment in futures contracts, options on futures contracts or a collective investment vehicle that trades in these futures contracts (i.e., the Securities will not constitute a direct or indirect investment by you in futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” We are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non–U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the Securities will not be interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non–U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.
♦	There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Securities at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-24 of the prospectus supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the price of Copper has occurred or is continuing on a day when the calculation agent will determine the Copper Ending Level. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

♦	The business activities of UBS or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the price of Copper that are not for the account of holders of Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests of UBS and its affiliates in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers, and in accounts under their management.
♦	Potentially inconsistent research, opinions or recommendations by UBS — We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of Copper to which the Securities are linked or the value of the Securities.
♦	You must rely on your own evaluation of the merits of an investment linked to the price of Copper — In the ordinary course of business, UBS or one or more of its affiliates may from time to time express views on expected movements in the price of Copper. These views are sometimes communicated to clients who participate in Copper markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in Copper may at any time have significantly different views from the views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in the Copper markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the copper markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future Copper prices.
♦	The payment formula for the Securities will not take into account all developments in the price of Copper — Changes in the price of Copper during the term of the Securities before the Final Valuation Date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the Copper Starting Level on the Trade Date and the Copper Ending Level on the Final Valuation Date. No other levels will be taken into account. As a result, the Copper Return may be less than zero even if the price of Copper has moved favorably at certain times during the term of the Securities before moving to an unfavorable level relative to the Copper Starting Level on the Final Valuation Date.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.
♦	The calculation agent can accelerate or postpone the determination of the Copper Ending Level and the Maturity Date, if a market disruption event occurs on the Final Valuation Date — If the calculation agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date, the Final Valuation Date will be accelerated or postponed until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead use the relevant price of Copper on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than 30 consecutive days. As a result, the Maturity Date for the Securities could also be accelerated or postponed.

If the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Final Valuation Date. If the price of Copper is not available on the last possible day that qualifies as the Final Valuation Date, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the price of Copper that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Notes — Market Disruption Event” on page PS-20 of the prospectus supplement.

♦	Information on the price of Copper may not be readily available — There is no systematic reporting of last-sale information for the price of Copper. Reasonable current bid and offer information may be available in certain brokers offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable price of Copper relevant for determining the value of the Securities. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the Copper market.

Risks specific to an investment in the Securities linked to Copper

♦	An investment in the Securities may be subject to risks associated with the London Metal Exchange (the “LME”).

Investments in securities linked to the value of commodities that are traded on non-U.S. exchanges such as the LME involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

In addition, the LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery up to 63 months forward following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the official U.S. dollar cash buyer settlement prices per metric ton of Copper, and, consequently, the Copper Return, could be adversely affected.

♦	The London Metal Exchange has no obligation to consider your interests.

The LME is responsible for calculating the official U.S. dollar cash buyer settlement price per metric ton for Copper. The LME may alter, discontinue or suspend calculation or dissemination of the official U.S. dollar cash buyer settlement price per metric ton for Copper. Any of these actions could adversely affect the value of the Securities. The LME has no obligation to consider your interests in calculating or revising the official U.S. dollar cash buyer settlement price per metric ton for Copper.

♦	Copper prices are volatile and are affected by numerous factors

The price of Copper is primarily affected by the global demand for and supply of Copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for Copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for Copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their Copper-intensive economic growth and industrial development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for Copper in various applications. Their availability and price will also affect demand for Copper. Apart from the United States, Canada and Australia, the majority of Copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of Copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors.

You are urged to review “Risk Factors” in the prospectus supplement for a more detailed description of the risks related to an investment in the Securities.

What are the tax consequences of the Securities?

The tax treatment of your Securities is described under “4. Non-Currency-Linked Notes that Should be Treated as Forward Contracts” in “Supplemental U.S. Tax Considerations” on page PS-30 of the prospectus supplement. Some of the tax consequences of your investment in the Securities are summarized below, but we urge you to read the more detailed discussion in the prospectus supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid cash-settled contract in respect of the Copper and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — 4. Non-Currency-Linked Notes that Should be Treated as Forward Contracts — Alternative Treatments” on page PS-31 of the prospectus supplement or in the manner described below.

If your Securities are treated as a pre-paid cash-settled forward contract, you should recognize gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference between the amount realized at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for them. The gain or loss would generally be capital gain or loss.

In addition to the alternative treatments discussed in the prospectus supplement on page PS-31, it is also possible that the Internal Revenue Service could assert that your Securities should be treated as giving rise to “collectibles” gain or loss if you have held your Securities for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the Securities is not sale or exchange of a collectible but is rather a sale or exchange of a derivative instrument that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of June 30, 2009 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	265,114	244,158
Total Debt	265,114	244,158
Minority Interest(2)	8,011	7,378
Shareholders’ Equity	33,545	30,894
Total capitalization	306,670	282,429

(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position based on remaining maturities.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.92095 (the exchange rate in effect as of June 30, 2009).

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These StructuredProducts are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed above, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the various securities we may offer, including the Securities) with the SEC for the offering to which this communication relates. Before you invest, you should read these documentsand other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free at 800-722-7370.